Exhibit 4.16

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

PRUDENTIAL FINANCIAL CAPITAL TRUST III

This Certificate of Amendment to the Certificate of Trust of Prudential Financial Capital Trust III (the “Trust”), is being duly executed and filed by the undersigned trustee to amend the Certificate of Trust of a statutory trust formed under the Delaware Statutory Trust Act (the “Act”).

1. Name. The name of the Trust is Prudential Financial Capital Trust III.

2. Amendment. Article 2 of the Certificate of Trust of the Trust is hereby amended to read in its entirety as follows:

2. Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are BNY Mellon Trust of Delaware, White Clay Center, Route 273, Newark, Delaware 19711.

3. Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee of the Trust has executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

BNY MELLON TRUST OF DELAWARE,
not in its individual capacity but solely as trustee

By:	/s/ Kristine K. Gullo
Name:	KRISTINE K. GULLO
Title:	Vice President